UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 27, 2018
Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 McInnis Parkway
San Rafael, California 94903
(Address of principal executive offices, including zip code)
(415) 507-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Severance Plan

On August 27, 2018, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of (the “Board”) the Autodesk, Inc. (the “Company”) adopted the Autodesk Inc. Severance Plan (the “Autodesk Severance Plan”). The Autodesk Severance Plan is intended to provide certain severance benefits to Eligible Employees (as defined below). Each of the Company’s executive officers and senior vice presidents who are designated by the Committee to participate in the Autodesk Severance Plan are eligible for benefits under the Plan (the “Eligible Employee”). As of August 27, 2018, each of the Company’s executive officers (other than the Company’s Chief Executive Officer) have been designated by the Committee as Eligible Employees under the Autodesk Severance Plan.
Severance Benefits
If an Eligible Employee’s employment is terminated without Cause (as defined in the Plan), or if an Eligible Employee terminates his or her employment for Good Reason (as defined in the Plan), collectively (“Involuntary Termination”) then, in addition to payment of accrued base salary and vacation and any previously awarded but unpaid bonus, the Eligible Employee shall be eligible to receive the following benefits under the Autodesk Severance Plan:

•
a lump sum payment equal to the sum of (A) one and one-half (1.5) times the Eligible Employee’s base pay as in effect on the date of termination, and (B) one and one-half (1.5) times the Eligible Employee’s target annual cash bonus incentive amount under the Company’s annual cash bonus incentive plan applicable to Eligible Employee as in effect on the date of termination;

•
accelerated vesting of the Eligible Employee’s time-based restricted stock units that would have become vested had the Eligible Employee remained continuously employed by the Company for an additional twelve (12) months following the termination;

•
continued vesting of the Eligible Employee’s performance-based restricted stock units that would have become vested had the Eligible Employee remained continuously employed by the Company for an additional twelve (12) months following the termination, based on the extent to which the underlying performance criteria, with respect to such awards, are satisfied for such performance period;

•
a taxable lump sum payment in an amount equal to twelve (12) times the monthly premium that the Eligible Employee would be required to pay to continue their group health coverage if the Eligible Employee had made a timely election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and

•
Company-provided outplacement services in accordance with the Company’s then-applicable outplacement service program or arrangements for eighteen (18) months immediately following the date of termination.

Internal Revenue Code Section 280G
The Plan does not provide for any excise tax payment. In the event that any payment or benefit payable to an Eligible Employee under the Autodesk Severance Plan would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits will either be made and/or provided in full or shall be reduced such that the excise tax under Section 280G is not applicable, whichever is least economically disadvantageous to the Eligible Employee.
Conditions to Receipt of Severance
All payments and other benefits under the Autodesk Severance Plan are subject to applicable withholding obligations, the Eligible Employee’s granting of a release of all claims, and compliance with certain non-disparagement, non-solicitation and confidentiality covenants.
Term
The Autodesk Severance Plan will terminate automatically upon the completion of all payments (if any) under the terms of the Autodesk Severance Plan. The Board may terminate or amend the Autodesk Severance Plan at any time, in writing, without advance notice to any Eligible Employee. The Company may not, without an Eligible Employee’s written consent, amend or terminate the Autodesk Severance Plan in any way, nor take any other action, that (i) prevents that Eligible Employee from becoming eligible for the severance benefits under the Plan, or (ii) reduces or alters, to the detriment of the Eligible

Employee, the severance benefits payable, or potentially payable, to an Eligible Employee under the Autodesk Severance Plan (including, without limitation, imposing additional conditions).
The foregoing summary of the Autodesk Severance Plan is a general description only and is qualified in its entirety by reference to the full text of the Autodesk Severance Plan, which is filed as Exhibit 99.1 to this Current Report, and is incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.     Description

99.1*	Autodesk, Inc. Severance Plan dated August 27, 2018

* Denotes a management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:/s/ R. Scott Herren
R. Scott Herren SVP and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: August 30, 2018